Exhibit 99.1

XERIS BIOPHARMA REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

Achieved first quarter total revenue of $33.2M representing 50% growth compared to Q1 2022
Ended Q1 2023 with $95.1M in cash, cash equivalents, and short-term investments
Affirms 2023 guidance: total revenue of $135M-$165M; cash utilization from operating activities of $57M-$77M; year-end cash, cash equivalents, and short-term investments of $45M-$65M
Announced research collaboration and option agreement with Regeneron for XeriJect® formulation®
Ricki Fairley joined Board of Directors
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; May 9, 2023 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the first quarter ended March 31, 2023, and other corporate highlights.
"We had a very strong start to 2023 with record total revenue, strong underlying patient demand in all three commercial products, and the addition of another XeriJect collaboration," said Paul R. Edick, Chairman and CEO of Xeris Biopharma. "With continued steady and strong execution, we believe that we can achieve our 2023 revenue and year-end cash guidance and achieve cash flow breakeven in the fourth quarter this year."
First Quarter Highlights and Recent Events

	Three Months Ended March 31,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$15,033	$12,452	$2,581	20.7
Keveyis	12,755	9,324	3,431	36.8
Recorlev	4,477	134	4,343	nm
Product revenue, net	32,265	21,910	10,355	47.3
Royalty, contract and other revenue	931	163	768	nm
Total revenue	$33,196	$22,073	$11,123	50.4
nm - not meaningful
Commercial Products
•Gvoke®: First quarter net revenue was $15.0 million as compared to $12.5 million in the first quarter of 2022, an increase of approximately 21%. Gvoke prescriptions topped 45,000 for the first time, growing approximately 50% compared to the same period in 2022. Year over year glucagon TRx and NRx market growth was 10% and 9%, respectively. At the end of April, Gvoke’s NRx and TRx market share of the retail glucagon market exceeded 30% and 29%, respectively. In the first quarter, the U.S. Patent and Trademark Office issued US Patent Number 11,590,205, entitled 'METHODS FOR PRODUCING STABLE THERAPEUTIC GLUCAGON FORMULATIONS IN APROTIC POLAR SOLVENTS.' The claims in this newly issued patent cover certain pharmaceutical formulations in Xeris' Gvoke® product line, methods of use of such formulations in treating hypoglycemia, and methods of manufacturing the therapeutic formulations.
•Keveyis®: First quarter net revenue was $12.8 million, an increase of approximately 37% compared to the same period in 2022, driven by higher patient demand.

•Recorlev®: First quarter net revenue was $4.5 million driven primarily by increases in the number of patients on therapy.
Pipeline and Partnership Programs
•XeriSol® levothyroxine (XP-8121): The Phase 2 study is on track to begin enrolling patients in the second quarter.
•XeriJect®: In March, Xeris announced a research collaboration and option agreement with Regeneron to develop an ultra-concentrated, ultra-highly concentrated, ready-to-use, small volume subcutaneous injections of two undisclosed monoclonal antibodies developed by Regeneron. Regeneron has an option to commercially license XeriJect for these molecules and nominate additional molecules for reformulation and potential commercialization.
Corporate Highlights
•In March, Xeris appointed Ricki Fairley to its Board of Directors, increasing the number of members to nine.
•Xeris will hold its Annual Meeting of Stockholders on June 7, 2023.
•Members of Xeris' senior management will participate in Jefferies Global Healthcare Conference June 7-9, 2023, in New York City.
First Quarter 2023 Other Results
Cost of goods sold was $5.3 million and $6.3 million for the three months ended March 31, 2023 and 2022, respectively. The decrease was attributable to a one-time contract credit and favorable product mix offset by an increase in product sales.
Research and development expenses decreased $1.4 million for the three months ended March 31, 2023 when compared to the same period in 2022. The decrease was primarily driven by lower product development costs in the period.
Selling, general and administrative expenses decreased $2.3 million for the three months ended March 31, 2023 when compared to the same period in 2022. The decrease was primarily driven by lower costs related to the restructuring plan commenced in 2021 and fully expensed by 2022.
Net Loss for the three months ended March 31, 2023, was $16.8 million, or $0.12 per share.
Cash, cash equivalents, and short-term investments at March 31, 2023 was $95.1 million compared to $122.0 million at December 31, 2022. Total shares outstanding at May 1, 2023 were 137,311,468.
Conference Call and Webcast Details
Xeris will host a conference call and webcast today, Tuesday, May 9, 2023, at 8:30 a.m. Eastern Time.
To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=148ea405&confId=49077. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering at least ten minutes before the call starts. Following the conference call, a replay will be available until Thursday, June 8, at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 104892
To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/964102801
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing differentiated and innovative products across a range of therapies. Xeris has three commercially available products: Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; Keveyis®, a proven therapy for primary periodic paralysis; and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris has a diverse pipeline of development and partnered programs using its formulation sciences, XeriSol™ and XeriJect™, to support long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2023, including projections regarding year-end 2023 cash estimates and total revenue, the Company’s expectations regarding its cash flow breakeven timeline, the market and therapeutic potential of its products and product candidates, continued growth of Gvoke, Keveyis and Recorlev, continued use of Xeris’ formulation sciences in development and partnered programs, potentially new partnerships and collaborations, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, including advancement of its levothyroxine clinical program and a related Phase 2 study in mid-2023, the potential utility of its formulation platforms, cash management, becoming a self-sustaining enterprise, and other statements containing the words “will,” “would,” “continue,” “expect,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional information about potential impacts of COVID-19, financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris' filings, including its most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while believed to be reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended March 31,
	2023	2022
Product revenue, net	$32,265	$21,910
Royalty, contract and other revenue	931	163
Total revenue	33,196	22,073
Costs and expenses:
Cost of goods sold	5,319	6,273
Research and development	4,838	6,250
Selling, general and administrative	33,605	35,913
Amortization of intangible assets	2,711	2,711
Total costs and expenses	46,473	51,147
Loss from operations	(13,277)	(29,074)
Other expense	(3,557)	(5,048)
Net loss before benefit from income taxes	(16,834)	(34,122)
Benefit from income taxes	—	408
Net loss	$(16,834)	$(33,714)

Net loss per common share - basic and diluted	$(0.12)	$(0.25)

Weighted average common shares outstanding - basic and diluted	137,142,565	135,032,782

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,984	$121,966
Short-term investments	44,118	—
Trade accounts receivable, net	30,860	30,830
Inventory	29,039	24,735
Prepaid expenses and other current assets	10,512	9,287
Total current assets	165,513	186,818
Property and equipment, net	6,477	5,516
Intangible assets, net	117,896	120,607
Goodwill	22,859	22,859
Operating lease right-of-use assets	3,886	3,992
Other assets	4,729	4,730
Total assets	$321,360	$344,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,983	$4,606
Current operating lease liabilities	1,448	1,580
Other accrued liabilities	20,149	36,786
Accrued trade discounts and rebates	16,874	16,818
Accrued returns reserve	13,254	11,173
Current portion of contingent value rights	14,958	—
Other current liabilities	2,757	2,658
Total current liabilities	81,423	73,621
Long-term debt, net of unamortized debt issuance costs	187,623	187,075
Non-current contingent value rights	9,371	25,688
Non-current operating lease liabilities	9,346	9,402
Deferred tax liabilities	3,518	3,518
Other liabilities	31	31
Total liabilities	291,312	299,335
Total stockholders’ equity	30,048	45,187
Total liabilities and stockholders’ equity	$321,360	$344,522